EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of (1) our report dated March 10, 2005 (except for Note 12, as to which the date is June 24, 2005), with respect to the consolidated financial statements and schedule of Boston Communications Group, Inc. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 included in its Form 8-K filed with the Securities and Exchange Commission on June 24, 2005 and (2) our report dated March 10, 2005 with respect to Boston Communications Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Boston Communications Group, Inc. in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 24, 2005